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                                                                     Exhibit 4.1
             AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT

                  BETWEEN ADAPTIVE BROADBAND COPORATION AND

                              BANKBOSTON, N.A.

     This Amendment to Amended and Restated Rights Agreement (the "Amendment") is made as of November 12, 2000, by and between Adaptive Broadband Corporation, a Delaware corporation (the "Company"), and BankBoston, N.A., a national banking association company, as rights agent (the "Rights Agent").

     Whereas, the Company is entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement") among the Company, Western Multiplex Corporation, a Delaware corporation ("Parent"), and WA Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the "Merger Sub"), pursuant to which Merger Sub will merge with and into the Company, and the Company will survive as a wholly owned subsidiary of Parent, and the former stockholders of the Company will receive shares of common stock of Parent;

     Whereas, the Company and the Rights Agent are parties to that certain Amended and Restated Rights Agreement, dated as of February 10, 2000 (the "Rights Agreement");

     Whereas, the Company desires to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement; and

     Whereas, the Board of Directors of the Company has approved this Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent.

     Now, Therefore, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

     1. Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

     2. The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is amended by adding the following sentence to the end of that section:

          Notwithstanding the foregoing, no Person shall be or become an Acquiring Person by reason of (i) the execution and delivery of the Agreement and Plan of Merger, dated as of November 12, 2000, among Western Multiplex Corporation, a Delaware corporation ("Parent"), WA Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary

                                       1.
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     of Parent ("Merger Sub") and the Company (the "Merger Agreement") or the
     execution of any amendment thereto, (ii) the execution and delivery of the Stock Option Agreements (as such term is defined in the Merger Agreement) or the execution of any amendment thereto, (iii) the execution and delivery of the WMC Holding Voting Agreement (as such term is defined in the Merger Agreement) or the execution of any amendment thereto, (iv) the merger of Merger Sub with and into the Company, or (v) the consummation of any other transaction contemplated by the Merger Agreement, as it may be amended from time to time.

     3. The definition of "Shares Acquisition Date" in Section l(n) of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:

          Notwithstanding anything else set forth in this Agreement, a Shares Acquisition Date shall not be deemed to have occurred by reason of (i) the execution and delivery or amendment of the Merger Agreement, (ii) the execution and delivery or amendment of the Stock Option Agreements, (iii) the execution and delivery or amendment of the WMC Holding Voting Agreement, (iv) the merger of Merger Sub with and into the Company, or (v) the consummation of any other transaction contemplated by the Merger Agreement.

     4. Section 3(a) of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:

         Notwithstanding anything else set forth in this Agreement, no Distribution Date shall be deemed to have occurred by reason of (i) the execution and delivery or amendment of the Merger Agreement, (ii) the execution and delivery or amendment of the Stock Option Agreements, (iii) the execution and delivery or amendment of the Voting Agreement of the WMC Holding Voting Agreement, (iv) the merger of Merger Sub with and into the Company, or (v) the consummation of any other transaction contemplated by the Merger Agreement.

     5. Clause (i) of Section 7(a) of the Rights Agreement is hereby amended to delete the phrase "(the "Final Expiration Date")" so that it shall read as follows:
         (i) the Close of Business on June 30, 2007,

     6. Section 7(a) of the Rights Agreement is further amended: (A) by deleting the word "or" at the end of clause (iii) of Section 7(a), (B) by inserting a comma after the word "hereof" at the end of clause (iii) of
Section 7(a), (C) by deleting the period at the end of clause (iv) of Section 7(a) and (D) and by adding the following clause at the end of Section 7(a):

         , or (v) the moment in time immediately prior to the Effective Time
     (as such term is defined in the Merger Agreement) (the earliest to occur of the events described in clauses (i) and (v) of this section shall be referred to as the "Final Expiration Date").

     7. Section 11(a)(ii) of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:

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         Notwithstanding anything else set forth in this Agreement, no event requiring an adjustment under this Section 11(a)(ii) shall be deemed to have occurred by reason of (i) the execution and delivery or amendment of the Merger Agreement, (ii) the execution and delivery or amendment of the Stock Option Agreements, (iii) the execution and delivery or amendment of the Voting Agreement of the WMC Holding Voting Agreement, (iv) the merger of Merger Sub with and into the Company, or (v) the consummation of any other transaction contemplated by the Merger Agreement.

     8.  The language of Section 13(a) of the Rights Agreement prior to clause
(z) thereof is hereby amended to read as follows:

         (a) In the event that, following the Shares Acquisition Date or, if a Transaction is proposed, the Distribution Date, directly or indirectly (x) the Company shall consolidate with, or merge with and into, any Interested Stockholder, or if in such merger or consolidation all holders of Common Stock are not treated alike, any other Person, (y) any Interested Stockholder, or if in such merger or consolidation all holders of Common Stock are not treated alike, any other Person shall consolidate with the Company, or merge with and into the Company, and the Company shall be the continuing or surviving corporation of such merger (other than, in the case of either transaction described in (x) or (y), (i) a merger or consolidation which would result in all of the voting power represented by the securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into securities of the surviving entity) all of the voting power represented by the securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and the holders of such securities not having changes as a result of such merger or consolidation or (ii) the merger of Merger Sub with and into the Company), or

The remaining portion of Section 13(c) of the Rights Agreement shall be unchanged and shall remain in full force and effect.

     9. The first phrase of Section 13(c) of the Rights Agreement is hereby amended to read as follows:

         The Company shall not consummate any such consolidation, merger (other than the merger of Merger Sub with and into the Company), sale or transfer unless the Principal Party shall have a sufficient number of authorized shares of its Common Shares that have not been issued or reserved for issuance to permit the exercise in full of the Rights in accordance with this Section 13, and unless prior thereto the Company and each Principal Party and each other Person who may become a Principal Party as a result of such consolidation, merger, sale or transfer shall have (i) executed and delivered to the Rights Agent a supplemental agreement provided for the terms set forth in paragraphs (a) and (b) of this Section 13 and (ii) prepared, filed and had declared and remain effective a registration statement under the Act on the appropriate form with respect to the Rights and the securities exercisable upon the exercise of the Rights and further providing that, as soon as practicable after the date of any consolidation, merger,

                                       3.
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     sale or transfer of assets mentioned in paragraph (a) of this Section 13, the Principal Party at its own expense will:

The remaining portion of Section 13(c) of the Rights Agreement shall be unchanged and shall remain in full force and effect.

     10. Clause (ii) of Section 13(d) of the Rights Agreement is hereby amended to read as follows:

          (ii) merge with or into (other than by the merger of Merger Sub with and into the Company),

     11. Clause (iv) of Section 25(a) of the Rights Agreement is hereby amended to read as follows:

          (iv) to effect any consolidation or merger into or with (other than the merger of Merger Sub with and into the Company), or to effect any sale or other transfer (or to permit one or more of its Subsidiary to effect any sale or other transfer), in one or more transactions, of 50% or more of the assets or earning power of the Company and its Subsidiary (taken as a whole), to any other person,

     12. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

     13. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

     14. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).

     15. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     16. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     17. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                                       4.
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     18.  The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Rights Agreement and that it will notify the Rights Agent in writing of the occurrence of the Effective Time.

                                       5.
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     In Witness Whereof, the parties herein have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

                                    ADAPTIVE BROADBAND CORPORATION



                                    /s/ Donna S. Birks
                                    ------------------
                                    DONNA S. BIRKS
                                    Executive Vice President and Chief
                                    Financial Officer


Attest:

/s/ Kenneth J. Wees
-------------------
KENNETH J. WEES
Secretary


                                    BankBoston, N.A.


                                    By:  /s/ Joshua P. McGinn
                                         --------------------

                                    Name:    Joshua P. McGinn
                                             ----------------

                                    Title:   Senior Account Manager
                                             ----------------------

                                       6.